As filed with the Securities and Exchange Commission on February 23, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAGE THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	27-4486580
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Sage Therapeutics, Inc.

215 First Street

Cambridge, MA 02142

(Address of Principal Executive Offices)

Sage Therapeutics, Inc. 2014 Stock Option and Incentive Plan

Sage Therapeutics, Inc. 2016 Inducement Equity Plan

(Full Title of the Plans)

Jeffrey M. Jonas, M.D.

President and Chief Executive Officer

Sage Therapeutics, Inc.

215 First Street

Cambridge, Massachusetts 02142

(617) 299-8380

(Name and Address of Agent For Service)

Copy to:

Anne Marie Cook Senior Vice President, General Counsel Sage Therapeutics, Inc. 215 First Street Cambridge, MA 02142 (617) 299-8380	Mitchell S. Bloom, Esq. Laurie A. Burlingame, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	2,000,000 shares(3)	$62.65	$125,300,000.00	$14,522.27
Common Stock, $0.0001 par value per share	1,488,886 shares(4)	$62.65	$93,278,707.90	$10,811.00
TOTAL	3,488,866 shares		$218,578,707.90	$25,333.27

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the Registrant’s 2016 Inducement Equity Plan (the “2016 Plan”) and the Registrant’s 2014 Stock Option and Incentive Plan (the “2014 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on the average of the high and low sale prices of the Registrant’s common stock, as quoted on the Nasdaq Global Market, on February 22, 2017.
(3)	Represents the number of shares of common stock available for issuance under the 2016 Plan.
(4)	Represents an automatic increase to the number of shares available for issuance under the 2014 Plan, effective January 1, 2017. Shares available for issuance under the 2014 Plan were previously registered on a registration statements on Form S-8 filed with the Securities and Exchange Commission on July 18, 2014 (Registration No. 333-197498), May 29, 2015 (Registration No. 333- 204549) and February 29, 2016 (Registration No. 333-209831).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed for the purposes of registering (i) 1,488,886 additional shares of common stock, par value $0.0001 per share (“Common Stock”) of Sage Therapeutics, Inc. (the “Registrant”) that may be issued pursuant to the Sage Therapeutics, Inc. 2014 Stock Option and Incentive Plan (the “2014 Plan”) and (ii) 2,000,000 shares of Common Stock that may be issued pursuant to equity awards granted pursuant to the Sage Therapeutics, Inc. 2016 Inducement Equity Plan (the “2016 Plan”). The number of shares of Common Stock reserved and available for issuance under the 2014 Plan is subject to an automatic annual increase on each January 1 by an amount equal to up to four percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2014 Plan). Accordingly, on January 1, 2017, the number of shares of Common Stock reserved and available for issuance under the 2014 Plan increased by 1,488,886. This Registration Statement registers these additional 1,488,886 shares of Common Stock. The additional shares are of the same class as other securities relating to the 2014 Plan for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-197498) on July 18, 2014, is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-197498) is hereby incorporated by reference pursuant to General Instruction E.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed with the SEC on May 6, 2016, August 9, 2016 and November 3, 2016, respectively;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the SEC on January 7, 2016, January 13, 2016, February 24, 2016, March 16, 2016, May 3, 2016, May 31, 2016, June 23, 2016, July 13, 2016, July 21, 2016, August 9, 2016, September 9, 2016, September 15, 2016 and November 3, 2016; and

(d)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-36544), filed by the Registrant with the SEC under Section 12(b) of the Exchange Act on July 15, 2014, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated by-laws provide for the indemnification of officers, directors and third parties acting on the Registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements provide for indemnification for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant.

The Registrant has purchased and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-8, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts on the 23rd day of February, 2017.

SAGE THERAPEUTICS, INC.

By:	/s/ Jeffrey M. Jonas
Jeffrey M. Jonas, M.D.
Chief Executive Officer, President and Director

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Sage Therapeutics, Inc., hereby severally constitute and appoint Jeffrey M. Jonas, Anne Marie Cook and Kimi Iguchi, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Jeffrey M. Jonas	Chief Executive Officer, President and Director (Principal Executive Officer)
Jeffrey M. Jonas, M.D.		February 23, 2017

/s/ Kimi Iguchi	Chief Financial Officer (Principal Financial and Accounting Officer)
Kimi Iguchi		February 23, 2017

/s/ Geno Germano	Director
Geno Germano		February 23, 2017

/s/ Steven Paul	Director
Steven Paul, M.D.		February 23, 2017

/s/ Kevin P. Starr	Director
Kevin P. Starr		February 23, 2017

/s/ Howard Pien	Director
Howard Pien		February 23, 2017

/s/ James Frates	Director
James Frates		February 23, 2017

/s/ Michael F. Cola	Director
Michael F. Cola		February 23, 2017

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-196849) filed on July 8, 2014)

4.2	Fifth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-196849) filed on July 8, 2014)

4.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-196849) filed on July 8, 2014)

4.4	Second Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain of its stockholders dated March 11, 2014 (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-196849) filed on July 8, 2014)

5.1 *	Opinion of Goodwin Procter LLP

23.1 *	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2 *	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1 *	Power of Attorney (included on signature page)

99.1	2014 Stock Option and Incentive Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-196849) filed on July 8, 2014)

99.2*	2016 Inducement Equity Plan and forms of agreements thereunder

*	Filed herewith.